Exhibit 15.1

December 23, 2008

Alexander’s, Inc.
Paramus, New Jersey

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Alexander’s, Inc. and subsidiaries for the three-month periods ended March 31, 2008 and 2007, and have issued our report dated May 5, 2008, for the three and six-month periods ended June 30, 2008 and 2007, and have issued our report dated August 4, 2008, and for the three and nine-month periods ended September 30, 2008 and 2007, and have issued our report dated November 3, 2008.  As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, are being incorporated by reference in this Amendment No. 1 to Registration Statement No. 333-155727 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of Amendment No. 1 to Registration Statement No. 333-155727 on Form S-3 prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/ Deloitte & Touche LLP
Parsippany, New Jersey